EXHIBIT 99.9

CONSENT OF MILBANK, TWEED, HADLEY & MCCLOY LLP

We hereby consent to the use of our name in the second paragraph under the heading “Legal Opinions” in the prospectus supplement dated September 26, 2013 to the prospectus dated July 20, 2012 relating to securities issued pursuant to Registration Statement No. 333-182717 of Export Development Canada.

/s/ Milbank, Tweed, Hadley & McCloy LLP
Milbank, Tweed, Hadley & McCloy LLP

October 2, 2013